Exhibit 99.1

STORE Capital Announces First Quarter 2019 Operating Results

Affirms 2019 Guidance

SCOTTSDALE, Ariz., May 2, 2019 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the first quarter ended March 31, 2019.

Highlights

For the quarter ended March 31, 2019:

◾	Total revenues of $156.6 million

◾	Net income of $45.6 million, or $0.20 per basic and diluted share, including net loss of $1.9 million on dispositions of real estate

◾	AFFO of $107.8 million, or $0.48 per basic and diluted share

◾	Declared a regular quarterly cash dividend per common share of $0.33

◾	Invested $393.3 million in 83 properties at a weighted average initial cap rate of 7.8%

◾	Raised net proceeds of $158.3 million from the sale of an aggregate 5.0 million common shares under the Company’s at-the-market equity program

◾	Closed second public debt offering, issuing $350.0 million in aggregate principal amount of investment-grade senior unsecured notes in February 2019

Management Commentary

“We had an active first quarter and a great start to the year with solid portfolio performance and investment activity of nearly $400 million at an average cap rate of 7.83%,” said Chris Volk, President and Chief Executive Officer of STORE Capital. “The granularity and steady pace of our investments enabled us to improve our level of portfolio diversity.  At the same time, we grew our AFFO nearly 26%, continued to elevate our unencumbered assets, successfully executed our second public unsecured note offering, maintained our conservative balance sheet profile and improved our shareholder dividend protection with a conservative 69% dividend payout ratio.  We are excited about the rest of the year as we look to grow and improve our market-leading platform.”

Financial Results

Total Revenues

Total revenues were $156.6 million for the first quarter of 2019, an increase of 24.5% from $125.8 million for the first quarter of 2018. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $6.5 billion in gross investment amount representing 2,000 property locations and 404 customers at March 31, 2018 to $8.0 billion in gross investment amount representing 2,334 property locations and 447 customers at March 31, 2019.

STORE Capital Corporation

Net Income

Net income was $45.6 million, or $0.20 per basic and diluted share, for the first quarter of 2019, a decrease from $50.0 million, or $0.26 per basic and diluted share, for the first quarter of 2018.  Net income for the first quarter of 2019 included an aggregate net loss on dispositions of real estate of $1.9 million as compared to an aggregate net gain on dispositions of real estate of $9.6 million for the same period in 2018.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Adjusted Funds from Operations (AFFO)

AFFO increased 25.5% to $107.8 million, or $0.48 per basic and diluted share, for the first quarter of 2019, compared to AFFO of $85.9 million, or $0.44 per basic and diluted share, for the first quarter of 2018. The year-over-year increase in AFFO was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.33 for the first quarter ended March 31, 2019. This dividend, totaling $74.7 million, was paid on April 15, 2019 to stockholders of record on March 29, 2019.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $393.3 million of gross investments representing 83 property locations during the first quarter of 2019, adding 13 net new customers. These investments had a weighted average initial cap rate of 7.8%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap.  For acquisitions made during the first three months of 2019, the weighted average annual lease escalation was 1.9%.

Disposition Activity

During the quarter ended March 31, 2019, the Company sold four properties and recognized an aggregate net loss of $1.9 million on the disposition of four properties.

Portfolio

At March 31, 2019, STORE Capital’s real estate portfolio totaled $8.0 billion representing 2,334 property locations. Approximately 96% of the portfolio represents commercial real estate properties subject to long-term leases, 4% represents mortgage loans and financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents loans receivable secured by the tenants’ other assets. As of March 31, 2019, the portfolio’s annualized base rent and interest (based on rates in effect on March 31, 2019 for all lease and loan contracts) totaled $646.4 million as compared to $520.2 million a year ago. The weighted average non-cancelable remaining term of the leases at March 31, 2019 was approximately 14 years.

STORE Capital Corporation

The Company's portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of March 31, 2019
Investment property locations	2,334
States	50
Customers	447
Industries in which customers operate	109
Proportion of portfolio from direct origination	~80%
Contracts with STORE-preferred terms*(1)	94%
Weighted average annual lease escalation(2)	1.8%
Weighted average remaining lease contract term	~14 years
Occupancy(3)	99.7%
Properties not operating but subject to a lease(4)	30
Investment locations subject to a ground lease	20
Investment portfolio subject to NNN leases*	98%
Investment portfolio subject to Master Leases*(5)	91%
Average investment amount/replacement cost (new)(6)	81%
Locations subject to unit-level financial reporting	98%
Median unit fixed charge coverage ratio (FCCR)/4-Wall coverage ratio(7)	2.2x/2.6	x
Contracts rated investment grade(8)	~75%

*	Based on annualized base rent and interest.

(1)
Represents the percentage of our lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.

(2)
Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually.  For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract.  For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term.  Calculation excludes contracts representing less than 0.2% of annualized base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.

(3)	The Company defines occupancy as a property being subject to a lease or loan contract. As of March 31, 2019, eight of the Company’s properties were vacant and not subject to a contract.
(4)	Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(5)
Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 84% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(6)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(7)
STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. The weighted average unit FCCR and 4-Wall coverage ratios were 3.0x and 3.8x, respectively.

(8)
Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties.  As of March 31, 2019, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba2’ as measured by Moody's Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa3’.

STORE Capital Corporation

Capital Transactions

The Company established a $750 million “at the market” equity distribution program, or ATM Program, in November 2018, and terminated its previous program. During the first quarter of 2019, the Company sold an aggregate of approximately 5.0 million common shares at a weighted average share price of $32.31 and raised approximately $158.3 million in net proceeds after the payment of sales agents’ commissions and offering expenses.  Since the start of the November 2018 program, the Company has sold approximately 13.2 million common shares at a weighted average share price of $30.73 and raised approximately $399.4 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In late February 2019, the Company completed its second public debt offering, issuing $350.0 million in aggregate principal amount of unsecured, investment-grade rated 4.625% Senior Notes, due March 2029. The net proceeds from the issuance were used primarily to pay down amounts outstanding under the Company’s credit facility.

2019 Guidance

Affirming its 2019 guidance initially presented in November 2018, the Company currently expects 2019 AFFO per share to be within a range of $1.90 to $1.96, based on projected 2019 annual real estate acquisition volume, net of projected property sales, of approximately $1.1 billion. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.88 to $0.91 per share, plus $0.96 to $0.98 per share of expected real estate depreciation and amortization, plus approximately $0.06 to $0.07 per share related to noncash items. The midpoint of our AFFO per share guidance is based on a weighted average initial cap rate on new acquisitions of 7.85% and target leverage in the range of 5½ to 6 times run-rate net debt to EBITDA.  AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss first quarter ended March 31, 2019 operating results and answer questions.

•	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)
•	Conference call replay available through May 16, 2019: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10130093
•	Live and archived webcast: http://ir.storecapital.com/webcasts

STORE Capital Corporation

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 2,334 property locations, substantially all of which are profit centers, in all 50 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non‑GAAP measures. Management believes these two non‑GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

STORE Capital Corporation

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional non-cash revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items may cause short-term fluctuations in net income but have no impact on long-term operating performance. The Company believes that these costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Investor and Media Contacts:

Financial Profiles, Inc.
Moira Conlon, 310-622-8220
Tricia Ross, 310-622-8226
STORECapital@finprofiles.com

STORE Capital Corporation

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three months ended March 31,
	2019	2018
	(unaudited)
Revenues:
Rental revenues	$149,491	$119,900
Interest income on loans and financing receivables	6,631	5,521
Other income	516	421
Total revenues	156,638	125,842

Expenses:
Interest	38,068	29,339
Property costs	2,584	1,341
General and administrative	11,983	10,851
Depreciation and amortization	53,716	42,310
Provisions for impairment	2,610	1,570
Total expenses	108,961	85,411

(Loss) gain on dispositions of real estate	(1,928)	9,634
Income from operations before income taxes	45,749	50,065
Income tax expense	193	105
Net income	$45,556	$49,960

Net income per share of common stock - basic and diluted:	$0.20	$0.26

Weighted average common shares outstanding:
Basic	222,184,754	194,686,790
Diluted	222,637,301	194,876,748

Dividends declared per common share	$0.33	$0.31

STORE Capital Corporation

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,402,332	$2,280,280
Buildings and improvements	5,120,324	4,888,440
Intangible lease assets	82,699	85,148
Total real estate investments	7,605,355	7,253,868
Less accumulated depreciation and amortization	(631,989)	(585,913)
	6,973,366	6,667,955
Real estate investments held for sale, net	15,291	–
Operating ground lease assets	22,111	–
Loans and financing receivables	356,999	351,202
Net investments	7,367,767	7,019,157
Cash and cash equivalents	37,352	27,511
Other assets, net	74,223	67,303
Total assets	$7,479,342	$7,113,971

Liabilities and stockholders' equity
Liabilities:
Credit facility	$–	$135,000
Unsecured notes and term loans payable, net	1,261,023	916,720
Non-recourse debt obligations of consolidated special purpose entities, net	2,037,165	2,008,592
Dividends payable	74,676	72,954
Operating lease liabilities	27,559	–
Accrued expenses, deferred revenue and other liabilities	89,764	117,204
Total liabilities	3,490,187	3,250,470

Stockholders' equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 226,290,532 and 221,071,838 shares issued and outstanding, respectively	2,263	2,211
Capital in excess of par value	4,286,250	4,129,082
Distributions in excess of retained earnings	(298,331)	(267,651)
Accumulated other comprehensive loss	(1,027)	(141)
Total stockholders' equity	3,989,155	3,863,501
Total liabilities and stockholders' equity	$7,479,342	$7,113,971

STORE Capital Corporation

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures
(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended March 31,
	2019	2018
	(unaudited)

Net income	$45,556	$49,960
Depreciation and amortization of real estate assets	53,639	42,068
Provision for impairment of real estate	2,610	–
Loss (gain) on dispositions of real estate, net of tax (1)	1,928	(9,578)
Funds from Operations	103,733	82,450

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(1,253)	(1,829)
Construction period rent deferrals	608	717
Amortization of:
Equity-based compensation	1,686	1,466
Deferred financing costs and other	2,051	2,103
Lease-related intangibles and costs	693	640
Provision for loan losses	–	1,570
Capitalized interest	(418)	(397)
Loss (gain) on defeasance/extinguishment of debt	735	(814)
Adjusted Funds from Operations	$107,835	$85,906

Dividends declared to common stockholders	$74,676	$61,394

Net income per share of common stock: (2)
Basic and Diluted	$0.20	$0.26
FFO per share of common stock: (2)
Basic and Diluted	$0.47	$0.42
AFFO per share of common stock: (2)
Basic and Diluted	$0.48	$0.44

(1)	For the three months ended March 31, 2018, includes $56,000 of income tax expense associated with gains recognized on the dispositions of certain properties.
(2)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

March 31, 2019

Real Estate Portfolio Information

As of March 31, 2019, STORE Capital’s total investment in real estate and loans approximated $8.0 billion, representing investments in 2,334 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on March 31, 2019, for all leases, loans and financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At March 31, 2019, the Company’s property locations were operated by 447 customers. The largest single customer represented 2.7% of annualized base rent and interest and the top ten customers totaled 18.0% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of March 31, 2019:

Customer	% of Annualized Base Rent and Interest	Number of Properties
AVF Parent, LLC (Art Van Furniture)	2.7%	23
Fleet Farm Group LLC	2.4	9
Bass Pro Group, LLC (Cabela’s)	2.0	9
Cadence Education, Inc. (Early childhood/elementary education)	1.7	42
American Multi-Cinema, Inc. (AMC/Carmike/Starplex)	1.7	14
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.6	22
Stratford School, Inc. (Elementary and middle schools)	1.6	17
Zips Holdings, LLC	1.5	42
US LBM Holdings, LLC (Building materials distribution)	1.4	46
CWGS Group, LLC (Camping World/Gander Outdoors)	1.4	19
All other (437 customers)	82.0	2,091
Total	100.0%	2,334

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

March 31, 2019

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the more than 630 concepts represented in the Company’s investment portfolio as of March 31, 2019, the largest single concept represented 2.4% of annualized base rent and interest and the top ten concepts totaled 16.8% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of March 31, 2019:

Customer Business Concept	% of Annualized Base Rent and Interest	Number of Properties
Ashley Furniture HomeStore	2.4%	31
Fleet Farm	2.4	9
Cabela’s	1.9	8
Art Van Furniture	1.9	16
AMC Theaters	1.7	14
Big R Stores	1.5	26
Zips Car Wash	1.5	42
America’s Auto Auction	1.3	7
Stratford School	1.1	4
Popeyes Louisiana Kitchen	1.1	63
All other (628 concepts)	83.2	2,114
Total	100.0%	2,334

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

March 31, 2019

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy.  The following table summarizes these industries, by sector, into 74 industry groups as of March 31, 2019:

Customer Industry Group	% of Annualized Base Rent and Interest	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants – full service	10.8%	411	2,778
Restaurants – limited service	5.5	394	1,040
Early childhood education	5.7	197	2,190
Health clubs	5.3	78	2,348
Movie theaters	4.8	40	1,937
Family entertainment	3.9	38	1,290
Automotive repair and maintenance	3.8	141	679
Pet care	3.5	162	1,559
Lumber and construction materials wholesalers	2.9	110	4,524
Medical and dental	2.4	73	717
Behavioral health	1.9	41	693
Career education	1.5	7	584
Elementary and secondary schools	1.4	6	278
Wholesale automobile auction	1.3	7	390
Equipment sales and leasing	1.2	19	619
Metal and mineral merchant wholesalers	1.1	21	1,845
All other service (19 industry groups)	7.4	150	6,073
Total service	64.4	1,895	29,544
Retail:
Furniture	5.6	60	3,618
Farm and ranch supply	4.4	44	4,110
Hunting and fishing	2.1	9	758
Recreational vehicle dealers	1.5	21	954
Used car dealers	1.3	20	245
Home furnishings	0.7	5	691
New car dealers	0.7	8	236
All other retail (9 industry groups)	2.1	50	2,035
Total retail	18.4	217	12,647
Manufacturing:
Metal fabrication	4.0	63	7,591
Plastic and rubber products	2.4	30	3,855
Furniture manufacturing	1.9	12	3,688
Electronics equipment	1.4	10	1,131
Automotive parts and accessories	1.1	15	2,291
Aerospace product and parts	0.9	14	1,160
Chemical products	0.9	10	1,116
All other manufacturing (16 industry groups)	4.6	68	5,968
Total manufacturing	17.2	222	26,800
Total	100.0%	2,334	68,991

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

March 31, 2019

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in all 50 states. The following table details the top ten geographical locations of the properties as of March 31, 2019:

State	% of Annualized Base Rent and Interest	Number of Properties
Texas	11.2%	235
Illinois	6.3	143
Florida	6.0	140
Ohio	5.6	137
Georgia	5.1	142
Michigan	4.6	88
California	4.1	40
Tennessee	4.0	99
Pennsylvania	4.0	77
Minnesota	3.9	80
All other (40 states) (1)	45.2	1,153
Total	100.0%	2,334

(1)	Includes one property in Ontario, Canada which represents 0.3% of annualized base rent and interest.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

March 31, 2019

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of March 31, 2019, 98% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 91% of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 15.3% of the annualized base rent and interest will expire in the next ten years (before 2029). The following table sets forth the schedule of lease, loan and financing receivable expirations as of March 31, 2019:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest	Number of Properties (2)
Remainder of 2019	0.7%	16
2020	0.5	11
2021	0.6	7
2022	0.4	7
2023	1.0	26
2024	0.7	17
2025	1.4	23
2026	2.0	54
2027	3.3	60
2028	4.7	80
Thereafter	84.7	2,025
Total	100.0%	2,326

(1)	Expiration year of contracts in place as of March 31, 2019, excluding any tenant renewal option periods.
(2)	Excludes eight properties which were vacant and not subject to a lease as of March 31, 2019.